EXHIBIT 10.1

CONSULTING SERVICES AGREEMENT

This consulting services agreement is dated June 24, 2020 (the "Effective Date") between SCOTT SHELLADY, a resident of Indiana ("Consultant"), and GOOD HEMP, INC., a Nevada corporation ("Company").

Consultant is, among other things, in the business of providing various marketing and advertising consulting services . In that regard, Consultant, among other things, provides: (i) consulting and management services for the marketing and sales of products and services; (ii)the distribution of products; (iii) development and implementation of retail sales program (v); product branding; and (vi) development of product specifications.

Company in the business of producing hemp-based beverages which are distributed and sold throughout the United States. The Company's shares are traded in the over the counter market.

Company desires to retain the services of Consultant to assist it in the market, sale, branding, and distribution of its products.

Therefore, the parties agree as follows:

1. Term. The term of the agreement shall run from July 1, 2020 through December 31,2020 (the "Initial Term"). After the Initial Term, the agreement shall automatically renew for another six (6) months (through June 30, 2021) unless one party gives written notice of termination to the other party not less than thirty (30) days prior to the end of the Initial Term. The Initial Term and the automatic extension, if applicable, are collectively referred to as the "Term."

2. Consulting Services. During the Term, Consultant shall provide professional consulting services in connection with (a) the marketing, sales, distribution, branding, of Company's Hemp/CBD products and (b) the development and implementation of retail sales programs and product specifications. (the "Consulting Services").

3. Consultant Fees. In consideration of Consulting Services, Company shall pay to Consultant a consulting fee in the amount of Five Thousand Dollars ($5,000.00) per month during the Term, with the monthly payment due on the last day of the month beginning on July 31, 2020 (the "Consulting Fee").

4. Equity Investment. In addition to the Consulting Fee, In exchange for the consulting services outlined above to be provided by Consultant, Company shall issue one hundred thousand (100,000) common shares of the Company to Consultant. (the "Equity lnvestment").

5. Expenses. All expenses incurred by Consultant in providing the Consulting Services shall be the sole responsibility of Consultant, and, except as specifically authorized in writing in each instance by an officer or manager of Company, Company shall not reimburse or compensate Consultant on account of, or with respect to, any such expenses.

6. Quality of Services and Conduct. Every aspect of the Consulting Services shall consistent with standards customary in high-quality professional services in the retail products industry. Consultant further agrees that in providing the Consulting Services, she shall conduct herself in a commercially reputable and ethical manner, shall comply with all applicable laws, and shall not engage in any deceptive or other practice that impugns Company's commercial reputation or goodwill.

1

7. Limited Authority: Representations. Consultant, shall claim, or assert to be, an, officer, director, or employee of Company. Consultant shall not have the authority to sign or execute any contract, agreement, or other document purporting to bind Company or its affiliates, other than in strict accordance with signed written authorization of Company. Consultant shall not make or give any guarantee, warranty, or representation, whether written or oral, concerning or with respect to the Company , except as specifically authorized in advance and in a signed writing by an officer or manager of Company.

8. Intellectual Property/Work Product. Except as otherwise agreed by the parties, all ideas, know how, analyses, recommendations, processes, information, drawings, designs, models, inventions, copyrightable material, data and documentation and other tangible and intangible materials authored, prepared, created, made, delivered, conceived or reduced to practice, in whole or in part, by Consultant for Company as a result of, and in connection with the Consulting Services (collectively, the 'Work Product") shall be the sole and exclusive property of Company and shall be considered works made for hire. In the event any Work Product does not fall within the specifically enumerated works that constitute works made for hire under the United States copyright laws, Consultant hereby irrevocably, expressly and automatically assigns all right, title and interest worldwide in and to such Work Product to Company, including, without limitation, all copyrights, patent rights, trade secrets, trademarks, moral rights and all other applicable proprietary and intellectual property rights.

9. No Prior Conflicting Agreements. Consultant represents and warrants that she does not currently have any engagement, commitment, or agreement with any person, firm, or entity that (a) conflicts with the terms of this agreement; (b) will, can, or may interfere with the full and faithful performance by Consultant of the covenants, terms, and conditions of this agreement; or (c) interferes with the Consultant's full enjoyment of its rights and privileges hereunder. Consultant agrees to indemnify, defend, and hold Company harmless from and against any loss, liability, claims, damage or cost it incurs (including attorneys' fees and court costs) arising out or relating to any breach of the representations and warranties set forth in this section.

10. Non-Disclosure and Confidential Information.

a. Each party agrees to treat as confidential any and all Confidential Information received from the other in connection with the negotiation, execution, and performance of this agreement. For purposes of this agreement, "Confidential Information" shall mean information, documents, and other tangible things, provided by either party to the other, in whatever form, relating to the party's contractual relationships and business operations, including, without limitation, the party's financial information, personal information, customer, vendor and supplier lists, product plans, marketing or promotional plans and methods, buying habits, engineering details, sales statistics and data, pricing, costs of products and services, manufacturing and distribution processes, compensation of employees, terms of employment, and any other trade secret or non-public proprietary information of any kind, nature, or description, whether alone or in its compiled form, and whether or not marked as confidential;

b. Each party agrees that during the Term, and for a period of two (2) years thereafter, it shall not knowingly, without prior written consent of the other party, disclose Confidential Information to others not a party to this agreement. However, for any Confidential Information constituting a trade secret under the North Carolina Trade Secrets Protection Act, the provisions of this section 10 shall remain in effect until that trade secret information no longer constitutes a trade secret under the law;

2

c. Neither party shall be obligated to keep confidential any information that is (i) known to it (as evidenced by its written records) prior to the receipt thereof from the other party; (ii) disclosed to it without any knowledge of the recipient party of the existence of any obligation of the disclosing party not to disclose such information; or (iii) in the public domain or becomes generally known through no fault of either party;

d. Either party shall be permitted to disclose Confidential Information of the other party (i) to protect or enforce its rights hereunder; (ii) to such party's attorneys, accountants, agents, or business advisors; and (iii) as required to be disclosed by applicable law or in a court proceeding subject to confidentiality protection.

11. Indemnity.

a. By Consultant: Consultant shall indemnify Company and its owners, officers directors, and employees against any third party liability, judgment, demand, action, suit, loss, damage, cost and other expense (including, but not limited to, reasonable attorneys' fees to consider, advise and defend, and court costs) (collectively, "Liability") arising out of (i) the negligent conduct of Consultant or (ii) a material breach of this agreement by Consultant.

b. By Company: Company agrees to indemnify Consultant against any third-party Liability arising out of (i) the negligent conduct of Company or Company's owners, officers, directors, or employees; (ii) a material breach of this agreement by Company or (iii) Company's promotion, marketing, and advertising of its products and services.

12. Termination. Each shall have the right to termination the agreement if the other party materially breaches the agreement, if such breach has not been cured within ten (10) days after receipt of written notice of such breach containing the basis therefor given by the affected non- breaching party to the breaching party.

13. Non-Disparagement Each party agrees that it shall not make or publish, nor cause or attempt to cause any other person to make or publish, any statement (either written or oral) regarding the owners, officer, directors, or employees of the other party, or the other party's products or services, that is defamatory or disparaging, that reflects negatively upon the character, integrity, or performance of the other party, or that is or reasonably could be expected to be damaging to the reputation of the other party. Each party further agrees that it shall not discourage, or attempt to discourage, any person, firm, corporation or business entity from doing business with, or purchasing products or services from, the other party.

14. Limited Liability. To the maximum extent permitted by law, neither party shall be liable for any indirect, incidental, reliance, special, punitive, exemplary, multiple, or consequential damages arising out of or relating to the performance or non-performance of this agreement, whether or not a party has been advised of the possibility of such damages.

3

15. Notices.

a. For a notice or other communication under this agreement to be valid, it must be in writing and delivered (i) by hand; (ii) by a national transportation company; (iii) by registered or certified mail; or (iv) by electronic mail;

b. Subject to subsection 15.c, a valid notice or other communication under this agreement will be effective when received by the party to which it is addressed. It will be deemed to have been received:

i.

If it is (A) delivered by hand, then upon confirmation verbally or in person from the deliverer, (B) delivered by a national transportation company (with all fees prepaid), upon confirmation by receipt or tracking number, (C) delivered by registered certified mail (return receipt requested and postage prepaid), upon receipt as indicated by the date on the signed receipt, or (D) delivered by electronic mail, upon receipt of a reply electronic mail communication from the recipient; and

ii.

If the party to which it is addressed intentionally rejects or otherwise refuses to accept it, or if it cannot be delivered because of a change in address or contract information for which no notice was given, then upon that rejection, refusal, or inability to deliver.

For notice or other communication to a party under this agreement to be valid, it must be addressed using (i) the information specified below for that party or (ii) any other information provided in writing by that party in a notice in accordance with this section 15;

To Consultant:	Scott Shellady
[redacted]

To Company:	Attention:	William Alessi
[redacted]
Email:

c. If a notice or other communication addressed to a party is received after 5:00 p.m. on a business day at the location specified in the address of that party set forth in subsection 15.0 or provided in accordance therewith, or on a day that is not a business day, then the notice will be deemed received at 9:00 a.m. on the next business day.

16. Nature of Relationship. The parties expressly acknowledge and agree that each party is acting as an independent contractor. Each party is responsible for all taxes relating to its operation, and nothing in this agreement is intended to create a relationship, express or implied, of employer- employee or partnership or joint venture between Company and Consultant. Each party is also responsible to provide its own workers compensation insurance, and no one from one party shall be deemed an employee of the other party.

4

17. Applicable Law. Jurisdiction and Venue. This agreement and any and all disputes, claims, causes of action, litigation and/or lawsuits arising hereunder and/or in any way relating hereto shall be governed by and construed under the laws of the State of North Carolina, and the parties hereby agree to submit all disputes arising out of this agreement to the jurisdiction and venue of the state or federal courts in Mecklenburg County, North Carolina.

18. Waiver of Rights. No delay or omission on the part of either party in exercising any right hereunder shall operate as a waiver of such right or of any other right under this agreement. A waiver on any one occasion shall not be construed as a bar to or waiver of any right to remedy on any future occasion.

19. Entire Agreement: Amendments: and Assignments. This agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements between them with respect to the subject matter hereof. This agreement may not be modified except by an agreement in writing signed by Company and Consultant. Neither party may assign this agreement or any of its obligations hereunder without the prior written consent of the other party.

20. Severability. Each provision of the agreement shall be considered severable from the rest, and if any provision of this agreement or its application to any person, entity or circumstance shall be held invalid or unenforceable to any extent, then the remainder of this agreement and the application of any other provision to any person, entity or circumstance shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law as to give effect to the original intent of the parties hereto.

21. Authority. Each individual executing this instrument on behalf of a corporation or entity individually represents and warrants that such corporation or entity is validly existing, that such execution has been duly authorized, that the terms of the instrument will be binding upon the corporation or entity, and that such individual is duly authorized to execute this agreement on behalf of such corporation or entity.

22. Construction. The parties acknowledge and agree that each party hereto and its counsel has reviewed and revised this agreement and that they agree the normal rule of construction that any ambiguities are to be resolved against the drafter shall not be employed in the interpretation of this agreement or any amendments to it.

23. Captions. Section titles or captions contained in this agreement are inserted as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this agreement or the intent of any provision thereof.

24. Counterparts. This agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute but one and the same instrument. The parties may sign the agreement electronically, and signed copies of the agreement may be exchanged by electronic mail in portable document format ("PDF") provided that the other party acknowledges receipt of the signed agreement.

5

The parties are signing this agreement on the date stated in the introductory clause.

SCOTT SHELLADY		GOOD HEMP, INC.

By:	/s/ Scott Shellady	By:	/s/ William Alessi
		Name:	William Alessi
		Title:	CEO

6